INACOM AND VANSTAR TO COMBINE TO CREATE
                  LEADING PLAYER IN TECHNOLOGY SERVICES SECTOR


OMAHA, NE, and ATLANTA, GA, OCTOBER 9, 1998 -- InaCom Corp. (NYSE: ICO) and Vanstar Corporation (NYSE: VST) announced today that they have signed a definitive merger agreement in which Vanstar will merge with a wholly owned subsidiary of InaCom. The combined companies currently employ more than 12,000 people and have current annualized pro forma revenues of approximately $7 billion, including current annualized pro forma service revenues of approximately $800 million.

"This transaction makes business sense in two key areas," said Bill Fairfield, President and Chief Executive Officer of InaCom. "First, we will be creating a leading technology services company with approximately 7,300 services personnel, including over 600 Microsoft Certified Systems Engineers and a significant number of Cisco Certified Industrial Engineers. Second, we will achieve a leadership position in providing computer products with the industry's largest customer base. Additionally, InaCom will be the world's largest provider of Intel-based products and PC technology for IBM, Hewlett Packard and Compaq."

The transaction will be tax-free to shareholders and accounted for as a pooling of interests. Vanstar shareholders will receive 0.64 shares of InaCom Common Stock for each share of Vanstar Common Stock. In connection with the execution of the merger agreement today, Warburg Pincus Capital Company, L.P., holder of approximately 38% of the outstanding Vanstar Common Stock, and the members of the Boards of both companies have agreed to vote their shares in favor of the transaction. InaCom has agreed to increase the size of its board of directors from nine to 13 members. The additional directors will include: Bill Tauscher, Chairman and Chief Executive Officer of Vanstar, a Managing Director of Warburg Pincus & Co., LLC; and two other members to be named from Vanstar's current independent Board of Directors.

The transaction, which is subject to regulatory and shareholder approval by both companies, and other customary closing conditions, is expected to close during the fourth quarter of 1998 or first quarter of 1999. The transaction is expected to be accretive to earnings by the end of 1999. InaCom expects to record a material pre-tax charge following consummation of the merger to cover the direct costs of the merger, the cost of integrating certain aspects of the businesses of InaCom and Vanstar, the cost of canceling certain purchase commitments, the costs of employee terminations and facility expenses to eliminate duplicative functions and locations, and other unusual items. InaCom estimates the pre-tax charge to be in the range of approximately $120 to $155 million. In addition, in connection with the implementation of the merger, the combined company expects to continue an assessment and study of assets and resources required to carry out business objectives and


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plans.  Following  the  closing,  InaCom  expects  to incur  costs to align  the combined companies' operations to meet the changing conditions of the industry, which costs are in addition to the merger-related changes. InaCom preliminarily estimates the additional costs related to the integration and alignment of the combined company to be from $40 to $80 million, on a pre-tax basis. These amounts and the nature of the costs included therein, as well as the period in which these costs are recorded, cannot be determined until InaCom's integration plans are more fully developed and implemented and more accurate estimates become available. Vanstar has previously announced that it expects to take a restructuring charge of approximately $50 million in its second quarter of fiscal 1999.

"This combination will leverage our fixed costs over a larger base in the hardware and services businesses and provide the kind of critical mass that will enhance our growth potential. It will also create a platform for both organic growth and further acquisitions," commented Dave Guenthner, Chief Financial
Officer of InaCom. "The charges and costs to be taken in connection with this transaction, and Vanstar's previously announced restructuring, are expected to provide annual cost savings in excess of $150 million."


"At a time in our industry when clients are demanding access to more and more offerings from a single source, and ever-closer relationships, we believe that joining together InaCom and Vanstar presents opportunities for our clients, employees and shareholders," said Bill Tauscher, Chairman and Chief Executive Officer of Vanstar. "Over the years, Vanstar has built a leading reputation for services. That reputation has been earned through the efforts and talents of our employee base. Obviously, our people are what has made us particularly attractive, and I believe that this combination will offer employees greater opportunities to continue to progress in their career and succeed in the technology industry."

"The new InaCom is committed to employing the best practices from all of our combined operations, so that we are able to provide the highest standards of services and the best technology solutions for our clients," added Bill Fairfield. "Clients provide the most powerful evidence for the strength of our business model compared to the so-called "direct" model espoused by companies like Dell. The simple fact is that while "direct" may seem like an appealing marketing concept, it is often found wanting by clients who seek a single, reliable source for information technology and services.
The new InaCom model will meet that need."

This press release contains forward-looking statements relating to the merger and certain results expected therefrom, including anticipated cost savings, charges expected to be incurred in connection with the merger and the subsequent alignment of the combined company, and other information regarding the combined company. Those statements involve risks and uncertainties that


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could cause  actual  results to differ  materially  from the  results  discussed herein. Factors that might cause such a difference include, but are not limited to, the companies' ability to consummate the merger in the planned time frame, the companies' ability to successfully integrate their businesses without
unforeseen  costs  or  difficulties  and  to  successfully   implement   planned
cost-saving  measures;   changes  in  customers  or  other  business  disruption
associated with the merger, competitive conditions in the industry; and changes in demand for the companies' products and services. Recipients of this press release are cautioned not to place undue reliance on the forward-looking statements made herein.

InaCom is a Fortune 500 global technology management services company. InaCom works closely with clients to keep their information technology running smoothly by providing the best procurement, deployment and management solutions. For more information on InaCom, visit www.Inacom.com.

Vanstar is a leading provider of consulting, product and support services to design, build, manage and enhance computer network infrastructures of Fortune 1000 companies and other large enterprises. The company provides customized, integrated solutions through comprehensive Life Cycle Services. Through its Professional Services Organization, Vanstar offers extensive consulting expertise through national practices focused on emerging technologies. For more information on Vanstar, visit www.Vanstar.com.

Media Contact:                         Robert Mead
                                       BSMG Worldwide
                                       212-445-8208

                                       Geri Michelic
                                       402-758-3923

InaCom Investor Contact:               John Lambrechts
                                       (402) 758-3281

Vanstar Investor Contact:              Christine Mohrmann
                                       (404) 522-4262

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